OLD WESTBURY FUNDS, INC.

                       ADMINISTRATIVE SERVICES AGREEMENT


                  This Administrative Services Agreement is made as of this day of , 1996, between Old Westbury Funds, Inc., a Maryland Corporation (herein called the "Fund"), and Federated Administrative Services, a Delaware business trust (herein called "FAS").

                  WHEREAS, the Fund is a Maryland Corporation consisting of one or more portfolios, which operates as an open-end management investment company and will so register under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund desires to retain FAS as its Administrator to provide it with Administrative Services (as herein defined), and FAS is willing to render such services;

                  NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

                  1. Appointment of Administrator. The Fund hereby appoints FAS as Administrator of the Fund on the terms and conditions set forth in this Agreement; and FAS hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in Section 5 hereof.

                  2. Services and Duties. As Administrator, and subject to the supervision and control of the Fund's Board of Directors FAS, or its delegatee, will provide facilities, equipment and personnel to carry out the following administrative services for operation of the business and affairs of the Fund and each of its portfolios:

                  (a) in conjunction with counsel for the Fund, prepare, file and maintain the Fund's governing documents and any amendments thereto, including the Articles of Incorporation (which has already been prepared and filed), the By-laws and minutes of meetings of Directors and shareholders;

                  (b) in conjunction with counsel for the Fund, prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Fund and the Fund's shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents all as may be necessary to enable the Fund to make a continuous offering of its shares;

                  (c) in conjunction with counsel for the Fund, prepare, negotiate, and administer contracts on behalf of the Fund with, and coordinate the activities of, among others, the Fund's investment adviser, distributor, custodian, portfolio accountant, transfer agent and independent accountants;

                  (d) supervise the Fund's portfolio accountant in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements, including periodic (i) review and evaluation of expense accruals; (ii) review, evaluation and authorization of expenses payments; (iii) projection of future expenses; and (iv) periodic review of the determination of the net asset value of the Fund and of the declaration and payments of dividends and other distributions to shareholders;

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                  (e)      calculate performance data of the Fund for
                           dissemination to information services covering the investment company industry;

                  (f)      prepare and file the Fund's tax returns;

                  (g) examine and review the operations of the Fund's custodian and transfer agent;

                  (h) coordinate the layout and printing of publicly disseminated prospectuses and reports;

                  (i) perform internal audit examinations in accordance with a charter to be adopted by FAS and the Fund;

                  (j) assist with the design, development, and operation of the Fund;

                  (k) provide individuals reasonably acceptable to the Fund's Board of Directors for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Board of Directors;

                  (l) consult with the Fund and its Board of Directors on matters concerning the Fund and its affairs; and

                  (m) make periodic reports to the Fund's Board of Directors in the performance of its obligations under this Agreement.

The foregoing, along with any additional services that FAS shall agree in writing to perform for the Fund hereunder, shall hereafter be referred to as "Administrative Services." Administrative Services shall not include any duties, functions, or services to be performed for the Fund by the Fund's investment adviser, distributor, custodian, portfolio accountant, transfer agent or independent accountants pursuant to their respective agreements with the Fund.

                  3. Records. FAS shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the Administrative Services performed by it and not otherwise created and maintained by another party pursuant to contract with the Fund. Where applicable, such records shall be maintained by FAS for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Fund which are in the possession of FAS shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during FAS's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided promptly by FAS to the Fund or the Fund's authorized representatives.

                  4. Expenses. FAS shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services to the Fund, including the compensation of FAS employees who serve as Directors or officers of the Fund. The Fund shall be responsible for all other expenses incurred by FAS on behalf of the Fund, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent accountants, insurance premiums, fees payable to Directors who are not FAS employees, and trade associate dues.


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                  5. Compensation. For the Administrative Services provided, the Fund hereby agrees to pay and FAS hereby agrees to accept as full compensation for its services rendered hereunder an administrative fee at an annual rate per portfolio of the Fund's shares, payable daily, as specified below:



      Max. Admin.                                  Average Daily Net Assets
          Fee                                            of the Fund

 .15%                                              on the first $250 million

 .125%                                              on the next $250 million

 .100%                                              on the next $250 million

 .075%                                       on assets in excess of $750 million



However, in no event shall the administrative fee received during any year of this Agreement be less than, or be paid at a rate less than, would aggregate $75,000, per portfolio.

                  6.       Responsibility of Administrator

                  (a) FAS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. FAS shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of FAS, who may be or become an officer, Director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the duties of FAS hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, trustee, partner, employee or agent or one under the control or direction of FAS even though paid by FAS.


                  (b) FAS shall be kept indemnified by the Fund and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above standards. In order that the indemnification provisions contained in this
                           Section 6 shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or save FAS harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FAS will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The fund shall have the option to defend FAS against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FAS and thereupon the Fund shall take over complete defense of the claim, and FAS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. FAS shall in no case confess any claim or make

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                           any compromise in any case in which the Fund will be
                           asked to indemnify FAS except with the Fund's written consent.

                  7.       Duration and Termination.

                  (a) The term of this Agreement shall commence on the date hereof, and extend until August 31, 1998 and thereafter for successive twelve-month periods, provided that such continuation is specifically approved at least annually by the Board of Directors and by a majority of those Directors who are neither parties to this Agreement nor, other than by their service as directors of the Fund, interested persons, as defined in the 1940 Act, if any such person is party to this Agreement.

                  (b) During any term of this Agreement, each time the Fund adds a New Portfolio, an additional term shall commence on the first date upon which the New Portfolio has sufficient average daily net assets such that FAS will begin to earn a sum not less than its minimum ("annualized") administrative fee in connection with the New Portfolio pursuant to
                           Section 5 of this Agreement ("Additional Term"). Such Additional Term shall extend to the later to occur of (i) the second anniversary of the commencement of the Additional Term, or (ii) the expiration of the Initial Term.

                  (c) During any term of this Agreement, each time the Fund adds a class of shares to any portfolio, an additional term shall commence on the later to occur of (i) the first date upon which the relevant portfolio has sufficient average daily net assets such that FAS will begin to earn a sum not less than its minimum ("annualized") administrative fee pursuant to Section 5 of this Agreement or (ii) the effective date of the registration statement or post-effective amendment registering the new class of shares ("Class Term"). Such Class Term shall extend to the third anniversary of the commencement of the Class Term.

                  (d) This Agreement may be terminated at any time after August 31, 1998, without penalty, by a vote of a majority of the outstanding voting securities as defined in the 1940 Act, or by a vote of a majority of the entire Board of Directors, on six months' written notice to FAS, or by FAS upon six months' written notice to the Fund.

                  8. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

                  9. Limitations of Liability of Directors and Shareholders of FAS. The execution and delivery of this Agreement have been authorized by the Directors of FAS and signed by an authorized officer of FAS, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Directors or shareholders of FAS, but bind only the trust property of FAS as provided in the Declaration of Trust of FAS.

                  10. Notices. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to the Fund, to its investment adviser and to FAS at the following addresses: Old Westbury Funds, Inc. (Fund), 630 Fifth Avenue, New York, NY 10111, Attention: Robert Elliot, Bessemer Trust Company, N.A. (Adviser), 630 Fifth Avenue, New York, NY 10111, Attention: Robert Elliot; and if delivered to FAS at Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention:
President.


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                  11. Miscellaneous. The captions in this Agreement are
included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 6 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

                  12. Counterparts. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Old Westbury Funds, Inc.                   Federated Administrative Services



By:__________________________              By:  _____________________________
         [Title]                                             [Title]



Attest: _____________________               Attest:  ________________________
         Secretary

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